EXHIBIT 99.1

For Information:

Trestle Holdings

CCG Investor Relations

Michael Doherty, Chairman

Crocker Coulson, Partner

(949) 673-1907

(818) 789 0100

mdoherty@trestlecorp.com	Crocker.coulson@ccgir.com

TRESTLE HOLDINGS INC. ANNOUNCES IMPROVED FIRST QUARTER RESULTS

First Quarter Revenues Increase 22 Percent to $1.3 Million from Fourth Quarter

IRVINE, Calif., May 17, 2004 — Trestle Holdings Inc. (OTCBB: TLHO), a supplier of digital imaging and telemedicine applications, today reported financial results for the quarter ended March 31, 2004.

Revenues for the first quarter of 2004 were $1.3 million, an increase of 22% from $1.1 million for the fourth quarter of 2003.   Revenues for the first quarter of 2003 were $0.  Follow-on sales of the Company’s MedMicroTM digital imaging product and the addition of new customers drove sales growth in the quarter.  Amounts for the year earlier period are not directly comparable because of the effect of discontinued operations, which represented substantially all of the Company’s operations.

Net loss was $1.1 million, or $0.37 per share, for the first quarter of 2004, compared to a net loss of $1.6 million, or $0.52 per share, for the prior quarter and a net loss of $0.3 million, or $0.67 per share, for the first quarter of 2003.

In May 2003, as part of a corporate reorganization, the Company acquired the assets of Trestle Corporation, a supplier of digital imaging and telemedicine products. During the third quarter of 2003, in order to complete its reorganization, the Company sold its remaining film library assets and changed its name to Trestle Holdings, Inc.  As a result, comparisons to prior years, and in most cases prior periods, are not representative of Trestle’s ongoing business.

“I am very pleased with the strides we made in building our business during the quarter,” said Michael Doherty, Chairman of Trestle Holdings, Inc.  “Our MedMicro digital imaging product continues to be well received by leading healthcare and pharmaceutical companies, and we added several prestigious new customers during the quarter, including the University of Michigan Health System.  In addition, we continue to enjoy strong follow-on orders for MedMicro and its ancillary products from existing customers, including Walter Reed Army Medical Center, Pfizer (NYSE: PFE) and Aventis (NYSE: AVE).”

About Trestle Holdings, Inc.

Trestle Holdings, Inc. develops and sells digital imaging and telemedicine applications to the life sciences markets. The Company’s products, MedReach™, MedMicro™ and MedScan™, link dispersed users with each other, information databases, and analytical tools. This improved integration drives cost savings and process efficiencies, enables improved pre-clinical and clinical phases of research and development for new drugs, and enhances patient care.

Trestle’s digital imaging products, MedMicro and MedScan, have the potential to transform the pathologist work environment by capturing digital images of tissue samples and enabling the sharing, archiving, and analysis of these images.  MedMicro, the Company’s live microscopy product, allows multiple physicians and scientists to remotely view, navigate, and share high fidelity microscope images at sub-micron resolution over standard Internet connections in real time. MedScan, the Company’s second generation imaging product, performs high-speed whole glass slide digitization.  MedScan facilitates image analysis, data management, digital workflow and data association applications for clinical and research customers. For example, for pharmaceutical companies, MedScan enables improvements to the pre-clinical and clinical phases of research and development through better capture, management and analysis of tissue sample information.

Telemedicine enables the remote delivery of patient care using integrated health information systems and telecommunications technologies.  Trestle’s integrated telemedicine product, MedReach, allows scientists, physicians and other medical professionals around the world to service more patients. MedReach uses proprietary software and standard computer and medical hardware to facilitate remote examination, diagnosis, and treatment of patients through real time integration of voice, video, medical devices, and patient data.

For more information about Trestle Holdings and its digital imaging and network medicine applications, please visit the Company’s web site at www.trestlecorp.com.

This press release contains statements about expected future events that are forward-looking and subject to risks and uncertainties. For these statements, we claim the safe harbor for “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Factors that could cause actual results to differ and vary materially from expectations include, but are not limited to, our ability to expand our product offerings and any transition to new products, product quality and availability, any change in business conditions, changes in our sales strategy and product development plans, competitive pricing pressures, continued market acceptance of our products, name recognition of our products, delays in the development of new technology, intellectual property and proprietary rights may not be valid or infringe the rights of others, changes in customer buying pattern issues, one-time events and other important factors disclosed previously and from time to time in our filings with the Securities and Exchange Commission. These cautionary statements by us should not be construed as exhaustive or as any admission regarding the adequacy of disclosures made by us. We cannot always predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. In addition, readers are urged to consider statements that include the terms “believes,” “belief,” “expects,” “plans,” “objectives,” “anticipates,” “intends,” “targets,” “projections,” or the like to be uncertain and forward-looking. All cautionary statements should be read as being applicable to all forward-looking statements wherever they appear. We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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